Exhibit 16.1

December 6, 2022

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Treasure Global Inc under Item 4.01 of its Form 8-K dated December 5, 2022. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements contained Item 4.01 insofar as they do not relate to our firm.

Very truly yours,

/s/ Friedman LLP

New York, New York